Exhibit 5.2

August 18, 2004

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Re: Standard Commercial Corporation

Ladies and Gentlemen:

This opinion is furnished to you in connection with the proposed registration by Standard Commercial Corporation, a North Carolina corporation (the “Company”), of $150,000,000 aggregate principal amount of the Company’s 8% Senior Notes due 2012 (the “ Exchange Notes”) on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes will be guaranteed (the “Guarantee” and, together with the Exchange Notes, the “Securities”) by Standard Commercial Tobacco Co., Inc., a North Carolina corporation and a wholly-owned subsidiary of the Company (the “Subsidiary Guarantor”). The Securities are being issued under an Indenture, dated as of April 2, 2004 (the “Indenture”), by and among the Company, the Subsidiary Guarantor and SunTrust Bank, as trustee (the “Trustee”). The Exchange Notes are being issued in exchange for and in replacement of the Company’s 8% Senior Notes due 2012 (the “Original Notes”).

In rendering the opinions set forth below, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company and the Subsidiary Guarantor, certificates of public officials, certificates of officers and representatives of the Company and the Subsidiary Guarantor and other certificates and opinions, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all copies submitted to us as conformed copies or photocopies. As to factual matters, we have relied on representations and warranties of the Company and the Subsidiary Guarantor and their respective officers in documents and in certificates as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. We have also assumed that each of the Exchange Notes, the Guarantees and the Indenture has been duly authorized, executed and delivered by each of the parties thereto.

We advise you that, based upon the foregoing, in our opinion:

1. When the Registration Statement has been declared effective by the Commission and the Indenture has been qualified under the Trust Indenture Act of 1939, the Exchange Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, assuming the due authorization, execution and delivery of the Indenture by the Company, the Subsidiary Guarantor and the Trustee, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (iii) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances (collectively, the “Enforceability Limitations”).

2. Assuming the due authorization, execution and delivery of the Indenture by the Company, the Subsidiary Guarantor and the Trustee, the Indenture is a valid and binding agreement of the Company and the Subsidiary Guarantor, enforceable against each of the Company and the Subsidiary Guarantor in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Limitations.

3. Assuming that the Guarantee has been duly authorized by the Subsidiary Guarantor, when executed and delivered in accordance with the provisions of the Indenture, and when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes, the Guarantee will be valid and binding obligation of the Subsidiary Guarantor, entitled to the benefits of the Indenture and enforceable against the Subsidiary Guarantor in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Limitations.

In rendering this opinion, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York. Accordingly, our opinions expressed above are not intended as opinions under the laws of North Carolina, the jurisdiction of incorporation of the Company and the

Subsidiary Guarantor, and are intended to cover only the nature of the Exchange Notes, the Indenture and the Guarantee as contracts and obligations created under the laws of the State of New York.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP